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                                                                      EXHIBIT 11


                               FTP SOFTWARE, INC.
            WEIGHTED SHARES USED IN COMPUTATION OF EARNINGS PER SHARE


                                                                  THREE MONTHS      NINE MONTHS
                                                                     ENDED             ENDED
                                                                  ------------      -----------

FOR THE PERIOD ENDED SEPTEMBER 30, 1997:
    Common stock outstanding, beginning of the period              33,874,166        33,646,203
    Weighted average common stock issued during the
       period ended September 30, 1997                                 25,739           168,804
                                                                   ----------        ----------

    Weighted average shares of common stock outstanding            33,899,905        33,815,007
                                                                   ==========        ==========

FOR THE PERIOD ENDED SEPTEMBER 30, 1996:
    Common stock outstanding, beginning of the period              26,967,104        26,506,729
    Weighted average common stock issued during the
       period ended September 30, 1996                              5,045,542         2,138,445
                                                                   ----------        ----------

    Weighted average shares of common stock outstanding            32,012,646        28,645,174
                                                                   ==========        ==========

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        For the three- and nine-month periods ended September 30, 1997 and 1996, there was no material difference between the computation of fully diluted and primary weighted shares of common stock equivalents outstanding.